EXHIBIT 99.1

Oxford Reports Fourth Quarter and Full Fiscal Year 2017 Results

-- Fourth Quarter Revenue Increase of 12% with Growth Across the Portfolio --
-- Fourth Quarter Earnings Growth Reflects Positive 6% Comps and Enhanced Margins --
-- Delivers Solid Full-Year Growth in both Revenue and Earnings --
-- Board of Directors Authorizes 26% Increase in Quarterly Dividend --
-- Expects Continued Sales and Earnings Growth in Fiscal 2018 --

ATLANTA, March 28, 2018 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and fiscal 2017 year ended February 3, 2018.  In the fourth quarter, consolidated net sales increased 12% to $293.2 million compared to $261.0 million in the fourth quarter of fiscal 2016. Earnings from continuing operations on a GAAP basis increased to $1.41 per share in the fourth quarter of fiscal 2017 as compared to $0.72 per share in the same period of the prior year.  Adjusted earnings from continuing operations increased to $0.93 per share in the fourth quarter of fiscal 2017 from $0.63 per share in the fourth quarter of fiscal 2016; these adjusted results exclude the positive impact of tax reform and the impact of LIFO accounting, among other items.

Full fiscal year consolidated net sales increased 6% to $1.086 billion. Full fiscal year earnings per share from continuing operations on a GAAP basis increased to $3.87 compared to $3.27 in the prior year. Adjusted earnings from continuing operations increased by 11% to $3.66 per share compared to $3.30 per share in fiscal 2016.

Thomas C. Chubb III, Chairman and Chief Executive Officer, commented, “Each of our brands delivered a strong fourth quarter performance and we achieved very solid revenue and earnings growth for the full fiscal year. We grew revenue in all channels of distribution with particular strength in our e-commerce business, which represented 19% of our fiscal 2017 total revenue. Lilly Pulitzer’s momentum began to build in the third quarter and continued into the fourth quarter with 22% revenue growth and a 6% increase in comp store sales, a trend that has continued into the first quarter of our new fiscal year.  Tommy Bahama maintained a sharp strategic and operational focus during the year and delivered significantly improved results in the fourth quarter, both in terms of profitability and revenue growth. Oxford’s 2017 success included full-year growth in total sales, positive comp increases in all four quarters, and expanded gross and operating margins. We are determined to follow those achievements with another solid year of profitable growth in 2018.”

Mr. Chubb continued, “In 2018, we will remain focused on driving long-term value to our shareholders.  Our plan calls for modest top-line growth driven by robust e-commerce growth, healthy growth in our bricks and mortar channel partially offset by a planned contraction in our wholesale business. We will continue to carefully select locations for bricks and mortar expansion that are strategically valuable and financially compelling.  To that end, we are excited to be opening a Lilly Pulitzer store on Worth Avenue in Palm Beach, our first Hawaii store for Lilly in Whaler’s Village on Maui, and a new Tommy Bahama Marlin Bar & Grill in Palm Springs.  We also believe it is prudent, particularly in today’s environment, to have disciplined wholesale distribution. We have reduced our department store exposure to only 14% of our total sales and we expect to further focus that business on fewer, but more profitable doors.”

Mr. Chubb concluded, “We expect to deliver solid revenue growth, expanded gross margins and stronger operating profitability in 2018. These successes, along with a lower tax rate, should enable us to deliver good earnings growth and enhanced value to shareholders, including through the significant increase in our dividend announced today.  At the same time, we will continue to invest in the business.  In 2018, we will grow our marketing spend with a priority on customer acquisition.  Our investment in technology will focus on enhancing the customer experience and ensuring that we have the tools to win in any retail environment. Most importantly, we will continue to invest in our ability to retain, attract and nurture talent and, as part of that, are pleased to enhance our 401(k) plan this year.  Everything we do and everything we achieve flows from an incredible group of men and women who come to work every day focused on making our customers happy and coming back for more.”

Consolidated Operating Results

Fourth quarter fiscal 2017 net sales increased 12% to $293.2 million compared to $261.0 million in the prior year period, including a 6% comparable store sales increase. For the full 2017 fiscal year, net sales increased to $1.086 billion compared to $1.023 billion in the prior year, including a 3% comparable store sales increase.

Gross profit in the fourth quarter increased to $162.1 million compared to $146.0 million in the same period of the prior year. Gross margin in the fourth quarter of fiscal 2017 was 55.3% compared to 55.9% in the fourth quarter of fiscal 2016 and adjusted gross margin in the fourth quarter of fiscal 2017 was 56.7% compared to 54.8% in the fourth quarter of fiscal 2016. Gross profit for the full year was $612.6 million compared to $580.3 million in the prior year.  Gross margin for the full year was 56.4% compared to 56.7% in fiscal 2016 on a GAAP basis and adjusted gross margin in fiscal 2017 was 57.2% compared to 56.4% in fiscal 2016.

In the fourth quarter of fiscal 2017, SG&A was $147.3 million, or 50.3% of net sales, compared to $130.2 million, or 49.9% of net sales, in the prior year’s fourth quarter. For the full year, SG&A was $540.5 million, or 49.8% of net sales, compared to $504.6 million, or 49.3% of net sales, in the prior year.

For the fourth quarter of fiscal 2017, royalties and other operating income were $3.8 million compared to $3.7 million in the fourth quarter of fiscal 2016.  Royalties and other operating income for the full year were $13.9 million compared to $14.2 million in fiscal 2016.

Operating income in the fourth quarter was $18.5 million compared to $19.5 million in the same period of the prior year. On an adjusted basis, operating income was $23.5 million compared to $16.7 million in the fourth quarter of fiscal 2016.  For the full 2017 fiscal year, operating income was $86.0 million compared to $89.9 million in fiscal 2016.  For the full year, on an adjusted basis, operating income was $97.8 million in fiscal 2017 compared to $89.6 million in the prior year.

Interest expense for the fourth quarter of fiscal 2017 was $0.8 million compared to $0.9 million in the fourth quarter of fiscal 2016.  Interest expense for the full year was $3.1 million compared to $3.4 million in fiscal 2016.

During the fourth quarter of fiscal 2017, due to U.S. tax reform, the Company recognized an $11.5 million benefit from the revaluation of deferred tax assets and liabilities. As a result, the net effect of taxes on earnings for the fourth quarter of fiscal 2017 was a benefit of 34% compared to tax expense of 35% in the fourth quarter of fiscal 2016. For the full year, the Company’s effective tax rate was 22% compared to 37% in fiscal 2016.

Balance Sheet and Liquidity

Inventory decreased 11% to $126.8 million at February 3, 2018 from $142.2 million at the end of the fourth quarter of fiscal 2016. The Company believes that inventory levels in each of the operating groups are appropriate for planned sales.

As of February 3, 2018, the Company had $45.8 million of borrowings outstanding under its revolving credit agreement compared to $91.5 million in the prior year. The Company ended the quarter with $219.7 million of unused availability under its $325 million revolving credit agreement.

In the full 2017 fiscal year, cash flow from operations was $118.6 million and free cash flow was $79.8 million.

Outlook for the Full Year and First Quarter of Fiscal 2018

For the full 2018 fiscal year, which ends on February 2, 2019, the Company expects net sales to grow to between $1.12 billion and $1.14 billion as compared to Fiscal 2017 net sales of $1.086 billion.  In fiscal 2018, GAAP earnings per share from continuing operations are expected to be between $4.28 and $4.48. Adjusted earnings per share from continuing operations are expected to be between $4.40 and $4.60. This compares to earnings from continuing operations on a GAAP basis of $3.87 per share and adjusted earnings of $3.66 per share in fiscal 2017.

The Company’s interest expense is expected to be approximately $3 million and its effective tax rate for fiscal 2018 is expected to be approximately 26%.

For the first quarter of fiscal 2018, ending May 5, 2018, the Company expects net sales in a range of $265 million to $275 million, as compared to $272.4 million in the first quarter of fiscal 2017. GAAP earnings per share from continuing operations are expected to be between $1.11 and $1.21 and adjusted earnings per share are expected to be between $1.15 and $1.25, as compared to GAAP results of $1.03 per share and adjusted results of $1.12 per share achieved in the first quarter of fiscal 2017.

Capital expenditures in fiscal 2018 are expected to approach $60 million, compared to $39 million in fiscal 2017, primarily reflecting investments in information technology initiatives, new retail stores and restaurants, and investments to remodel existing retail stores and restaurants.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.34 per share payable on May 4, 2018 to shareholders of record as of the close of business on April 20, 2018. This represents a 26% increase from the dividend paid in the fourth quarter of fiscal 2017 reflecting the Company’s commitment to returning value to its shareholders. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through April 11, 2018 by dialing (412) 317-6671 access code 5868556.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. Discontinued operations for all periods presented reflect the results from the Ben Sherman business, which was sold on July 17, 2015.  Fiscal 2017, which ended February 3, 2018, is a 53-week year with the extra week included in the fourth quarter.  Both fiscal 2016 and fiscal 2018 are 52-week years.

Comparable Store Sales

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Comparable store sales for fiscal 2017 and the fourth quarter of fiscal 2017 are calculated on a 53-week to 53-week and 14-week to 14-week basis, respectively.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted operating income and free cash flow, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, competitive conditions, which may be impacted by evolving consumer shopping patterns; the impact of economic conditions on consumer demand and spending for apparel and related products; demand for our products; timing of shipments requested by our wholesale customers; expected pricing levels; retention of and disciplined execution by key management; the timing and cost of store openings and of planned capital expenditures; weather; changes in international, federal or state tax, trade and other laws and regulations; costs of products as well as the raw materials used in those products; costs of labor; acquisition and disposition activities; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; our ability to timely recognize our expected synergies from any acquisitions we pursue; and factors that could affect our consolidated effective tax rate, including the impact of U.S. Tax Reform. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 28, 2017 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:  Anne M. Shoemaker
Telephone:  (404) 653-1455
E-mail:  InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	February 3, 2018	January 28, 2017
ASSETS
Current Assets
Cash and cash equivalents	$6,343	$6,332
Receivables, net	67,542	58,279
Inventories, net	126,812	142,175
Prepaid expenses	35,421	24,842
Total Current Assets	$236,118	$231,628
Property and equipment, net	193,533	193,931
Intangible assets, net	178,858	175,245
Goodwill	66,703	60,015
Other non-current assets, net	24,729	24,340
Total Assets	$699,941	$685,159
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$66,175	$76,825
Accrued compensation	29,941	19,711
Other accrued expenses and liabilities	36,802	32,000
Liabilities related to discontinued operations	2,092	2,860
Total Current Liabilities	$135,010	$131,396
Long-term debt	45,809	91,509
Other non-current liabilities	74,029	70,002
Deferred taxes	15,269	13,578
Liabilities related to discontinued operations	—	2,544
Commitments and contingencies
Shareholders' Equity
Common stock, $1.00 par value per share	16,839	16,769
Additional paid-in capital	136,664	131,144
Retained earnings	280,395	233,493
Accumulated other comprehensive loss	(4,074)	(5,276)
Total Shareholders' Equity	$429,824	$376,130
Total Liabilities and Shareholders' Equity	$699,941	$685,159

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Fourth Quarter Fiscal 2017	Fourth Quarter Fiscal 2016	Fiscal 2017	Fiscal 2016
Net sales	$293,179	$261,049	$1,086,211	$1,022,588
Cost of goods sold	131,102	115,058	473,579	442,284
Gross profit	$162,077	$145,991	$612,632	$580,304
SG&A	147,324	130,222	540,517	504,600
Royalties and other operating income	3,762	3,747	13,885	14,180
Operating income	$18,515	$19,516	$86,000	$89,884
Interest expense, net	754	916	3,109	3,421
Earnings from continuing operations before income taxes	$17,761	$18,600	$82,891	$86,463
Income taxes	(5,982)	6,556	18,190	31,964
Net earnings from continuing operations	$23,743	$12,044	$64,701	$54,499
Income (loss) from discontinued operations, net of taxes	389	(2,038)	389	(2,038)
Net earnings	$24,132	$10,006	$65,090	$52,461

Net earnings from continuing operations per share:
Basic	$1.43	$0.73	$3.90	$3.30
Diluted	$1.41	$0.72	$3.87	$3.27
Income (loss) from discontinued operations, net of taxes, per share:
Basic	$0.02	$(0.12)	$0.02	$(0.12)
Diluted	$0.02	$(0.12)	$0.02	$(0.12)
Net earnings per share:
Basic	$1.45	$0.61	$3.92	$3.18
Diluted	$1.44	$0.60	$3.89	$3.15
Weighted average shares outstanding:
Basic	16,624	16,537	16,600	16,522
Diluted	16,802	16,689	16,734	16,649
Dividends declared per share	$0.27	$0.27	$1.08	$1.08

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Fiscal 2017	Fiscal 2016
Cash Flows From Operating Activities:
Net earnings	$65,090	$52,461
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	39,998	40,069
Amortization of intangible assets	2,404	2,150
Equity compensation expense	6,413	6,445
Amortization of deferred financing costs	431	693
Deferred income taxes	1,817	7,880
Changes in working capital, net of acquisitions and dispositions, if any:
Receivables, net	(8,270)	7,377
Inventories, net	19,504	4,222
Prepaid expenses	(10,479)	(1,799)
Current liabilities	1,287	434
Other non-current assets, net	(642)	(2,086)
Other non-current liabilities	1,040	719
Cash provided by operating activities	$118,593	$118,565
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(15,529)	(95,046)
Purchases of property and equipment	(38,748)	(49,415)
(Payments for) proceeds from sale of discontinued operations	—	(2,030)
Cash used in investing activities	$(54,277)	$(146,491)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(295,326)	(430,995)
Proceeds from revolving credit arrangements	249,625	478,529
Deferred financing costs paid	—	(1,438)
Proceeds from issuance of common stock	1,383	1,257
Repurchase of stock awards for employee tax withholding liabilities	(2,206)	(1,867)
Cash dividends declared and paid	(18,188)	(18,119)
Cash (used in) provided by financing activities	$(64,712)	$27,367
Net change in cash and cash equivalents	$(396)	$(559)
Effect of foreign currency translation on cash and cash equivalents	407	568
Cash and cash equivalents at the beginning of year	6,332	6,323
Cash and cash equivalents at the end of year	$6,343	$6,332
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$2,773	$2,626
Cash paid for income taxes	$20,653	$29,872

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
AS REPORTED	Fourth Quarter Fiscal 2017	Fourth Quarter Fiscal 2016	% Change	Fiscal 2017	Fiscal 2016	% Change
Tommy Bahama
Net sales	$202.1	$186.1	8.6%	$686.0	$658.9	4.1%
Gross profit	$120.6	$105.7	14.0%	$410.0	$386.7	6.0%
Gross margin	59.7%	56.8%		59.8%	58.7%
Operating income	$22.9	$17.3	32.2%	$55.0	$44.1	24.7%
Operating margin	11.3%	9.3%		8.0%	6.7%
Lilly Pulitzer
Net sales	$56.9	$46.5	22.3%	$248.9	$233.3	6.7%
Gross profit	$33.7	$26.5	27.3%	$155.4	$145.9	6.5%
Gross margin	59.3%	56.9%		62.4%	62.5%
Operating income	$3.0	$2.3	27.2%	$46.6	$52.0	(10.4)%
Operating margin	5.3%	5.0%		18.7%	22.3%
Lanier Apparel
Net sales	$22.5	$19.5	15.4%	$106.9	$100.8	6.1%
Gross profit	$6.1	$6.4	(3.4)%	$32.5	$29.5	10.2%
Gross margin	27.3%	32.6%		30.4%	29.3%
Operating income (loss)	$(0.1)	$0.3	NM	$6.5	$7.0	(5.9)%
Operating margin	(0.5)%	1.8%		6.1%	6.9%
Southern Tide
Net sales	$9.7	$8.2	18.6%	$40.9	$27.4	49.2%
Gross profit	$4.4	$3.4	29.3%	$20.2	$10.9	85.3%
Gross margin	45.1%	41.4%		49.4%	39.8%
Operating income (loss)	$0.7	$0.1	416.8%	$4.5	$(0.3)	NM
Operating margin	7.6%	1.8%		11.0%	(1.0)%
Corporate and Other
Net sales	$2.0	$0.7	182.0%	$3.5	$2.2	57.7%
Gross profit	$(2.7)	$4.0	NM	$(5.5)	$7.4	NM
Operating loss	$(8.0)	$(0.7)	NM	$(26.7)	$(12.9)	(106.9)%
Consolidated
Net sales	$293.2	$261.0	12.3%	$1,086.2	$1,022.6	6.2%
Gross profit	$162.1	$146.0	11.0%	$612.6	$580.3	5.6%
Gross margin	55.3%	55.9%		56.4%	56.7%
SG&A	$147.3	$130.2	13.1%	$540.5	$504.6	7.1%
SG&A as % of net sales	50.3%	49.9%		49.8%	49.3%
Operating income	$18.5	$19.5	(5.1)%	$86.0	$89.9	(4.3)%
Operating margin	6.3%	7.5%		7.9%	8.8%
Earnings from continuing operations before income taxes	$17.8	$18.6	(4.5)%	$82.9	$86.5	(4.1)%
Net earnings from continuing operations	$23.7	$12.0	97.1%	$64.7	$54.5	18.7%
Net earnings from continuing operations per diluted share	$1.41	$0.72	95.8%	$3.87	$3.27	18.3%
Weighted average shares outstanding - diluted	16.8	16.7	0.7%	16.7	16.6	0.5%

ADJUSTMENTS
LIFO adjustments included in Corporate and Other(1)	$4.1	$(3.6)		$7.8	$(5.9)
Inventory step-up charges included in Southern Tide(2)	$0.0	$0.5		$0.0	$2.7
Inventory step-up charges included in Lilly Pulitzer(3)	$0.0	$0.0		$1.0	$0.0
Inventory step-up charges included in Corporate and Other(4)	$0.1	$0.0		$0.1	$0.0
Amortization of Tommy Bahama Canadian intangible assets(5)	$0.4	$0.4		$1.5	$1.5
Amortization of Southern Tide intangible assets(6)	$0.1	$(0.1)		$0.3	$0.3
Amortization of Lilly Pulitzer Signature Store intangible assets(7)	$0.1	$0.0		$0.2	$0.0
Transaction expenses associated with Southern Tide acquisition included in Corporate and Other(8)	$0.0	$0.0		$0.0	$0.8
Transaction expenses associated with Lilly Pulitzer Signature Store acquisitions included in Lilly Pulitzer(9)	$0.3	$0.0		$0.9	$0.0
Distribution center integration charges included in Southern Tide(10)	$0.0	$0.0		$0.0	$0.5
Impact of income taxes for above adjustments(11)	$(1.7)	$1.2		$(3.9)	$0.7
Impact of U.S. Tax Reform(12)	$(11.5)	$0.0		$(11.5)	$0.0
Adjustment to net earnings from continuing operations(13)	$(8.1)	$(1.6)		$(3.5)	$0.4
AS ADJUSTED
Tommy Bahama
Net sales	$202.1	$186.1	8.6%	$686.0	$658.9	4.1%
Gross profit	$120.6	$105.7	14.0%	$410.0	$386.7	6.0%
Gross margin	59.7%	56.8%		59.8%	58.7%
Operating income	$23.3	$17.7	31.6%	$56.5	$45.6	24.0%
Operating margin	11.5%	9.5%		8.2%	6.9%
Lilly Pulitzer
Net sales	$56.9	$46.5	22.3%	$248.9	$233.3	6.7%
Gross profit	$33.7	$26.5	27.1%	$156.4	$145.9	7.2%
Gross margin	59.2%	56.9%		62.8%	62.5%
Operating income	$3.3	$2.3	42.4%	$48.7	$52.0	(6.3)%
Operating margin	5.9%	5.0%		19.6%	22.3%
Lanier Apparel
Net sales	$22.5	$19.5	15.4%	$106.9	$100.8	6.1%
Gross profit	$6.1	$6.4	(3.4)%	$32.5	$29.5	10.2%
Gross margin	27.3%	32.6%		30.4%	29.3%
Operating income (loss)	$(0.1)	$0.3	NM	$6.5	$7.0	(5.9)%
Operating margin	(0.5)%	1.8%		6.1%	6.9%
Southern Tide
Net sales	$9.7	$8.2	18.6%	$40.9	$27.4	49.2%
Gross profit	$4.4	$3.9	11.5%	$20.2	$13.6	48.9%
Gross margin	45.1%	48.0%		49.4%	49.5%
Operating income	$0.8	$0.6	39.3%	$4.8	$3.1	54.5%
Operating margin	8.4%	7.1%		11.7%	11.3%
Corporate and Other
Net sales	$2.0	$0.7	182.0%	$3.5	$2.2	57.7%
Gross profit	$1.4	$0.4	NM	$2.5	$1.5	NM
Operating loss	$(3.8)	$(4.3)	10.4%	$(18.7)	$(18.0)	(4.0)%
Consolidated
Net sales	$293.2	$261.0	12.3%	$1,086.2	$1,022.6	6.2%
Gross profit	$166.2	$142.9	16.3%	$621.6	$577.1	7.7%
Gross margin	56.7%	54.8%		57.2%	56.4%
SG&A	$146.5	$130.0	12.7%	$537.7	$501.6	7.2%
SG&A as % of net sales	50.0%	49.8%		49.5%	49.1%
Operating income	$23.5	$16.7	40.7%	$97.8	$89.6	9.2%
Operating margin	8.0%	6.4%		9.0%	8.8%
Earnings from continuing operations before income taxes	$22.8	$15.8	44.1%	$94.7	$86.2	9.9%
Net earnings from continuing operations	$15.6	$10.5	49.1%	$61.2	$54.9	11.4%
Net earnings from continuing operations per diluted share	$0.93	$0.63	47.6%	$3.66	$3.30	10.9%

Free Cash Flow				Fiscal 2017	Fiscal 2016
Cash provided by operating activities				$118.6	$118.6
Purchases of property and equipment				$(38.7)	$(49.4)
Free Cash Flow(13)				$79.8	$69.2

	Fourth Quarter Fiscal 2017	Fourth Quarter Fiscal 2017	Fourth Quarter Fiscal 2016	Fiscal 2017	Fiscal 2016
	Actual	Guidance(14)	Actual	Actual	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.41	$0.77-$0.92	$0.72	$3.87	$3.27
LIFO adjustments(15)	$0.15	$0.00	$(0.13)	$0.29	$(0.22)
Inventory step-up charges(16)	$0.00	$0.00	$0.02	$0.04	$0.10
Amortization of recently acquired intangible assets(17)	$0.03	$0.03	$0.02	$0.11	$0.10
Transaction expenses and integration costs for recent acquisitions(18)	$0.01	$0.02	$0.00	$0.03	$0.04
Impact of U.S. Tax Reform(12)	$(0.68)	$0.00	$0.00	$(0.69)	$0.00
As adjusted(13)	$0.93	$0.82-$0.97	$0.63	$3.66	$3.30

	First Quarter Fiscal 2018	First Quarter Fiscal 2017	Fiscal 2018	Fiscal 2017
	Guidance(19)	Actual	Guidance(19)	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.11 - $1.21	$1.03	$4.28 - $4.48	$3.87
LIFO adjustments(15)	$0.00	$0.06	$0.00	$0.29
Inventory step-up charges(16)	$0.01	$0.00	$0.01	$0.04
Amortization of recently acquired intangible assets(17)	$0.03	$0.02	$0.11	$0.11
Transaction expenses and integration costs for recent acquisitions(18)	$0.00	$0.00	$0.00	$0.03
Impact of U.S. Tax Reform(12)	$0.00	$0.00	$0.00	$(0.69)
As adjusted(13)	$1.15 - $1.25	$1.12	$4.40- $4.60	$3.66

(1) LIFO adjustments included in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(2) Inventory step-up charges included in Southern Tide represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Southern Tide business. These charges are included in cost of goods sold in Southern Tide.
(3) Inventory step-up charges included in Lilly Pulitzer represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in cost of goods sold in Lilly Pulitzer.
(4) Inventory step-up charges included in Corporate and Other represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related of The Beaufort Bonnet Company business. These charges are included in cost of goods sold in Corporate and Other.
(5) Amortization of Tommy Bahama Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Canadian intangible assets are included in SG&A in Tommy Bahama.
(6) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets are included in SG&A in Southern Tide.
(7) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. Amortization of Lilly Pulitzer intangible assets are included in SG&A in Lilly Pulitzer.
(8) Transaction expenses associated with Southern Tide acquisition included in Corporate and Other represents the transaction costs associated with the Southern Tide acquisition. These expenses are included in SG&A in Corporate and Other.
(9) Transaction expenses associated with Lilly Pulitzer Signature Store acquisitions included in Lilly Pulitzer represents the transaction costs associated with Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These transaction expenses for acquisition are included in SG&A in Lilly Pulitzer.
(10) Distribution center integration charges included in Southern Tide represent the impact resulting from the one-time charges related to transitioning Southern Tide's distribution center functions during the Second Quarter of Fiscal 2016.
(11) Impact of income taxes for above adjustments represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(12) Impact of U.S. Tax Reform represents the estimated tax impact of the Tax Cuts and Jobs Act as enacted on December 22, 2017 ("U.S. Tax Reform"). The amount included primarily represents our provisional estimate for the impact of the revaluation of deferred tax assets and deferred tax liabilities as a result of the federal tax rate decreasing from 35% to 21%. The calculations related to the impact of U.S. Tax Reform are provisional amounts and are expected to be finalized in Fiscal 2018.
(13) Amounts in columns may not add due to rounding.
(14) Guidance as issued on December 5, 2017.
(15) LIFO adjustments represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(16) Inventory step-up charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from inventory step-up charges related to the Southern Tide acquisition in Fiscal 2016, Lilly Pulitzer's acquisition of certain Signature Stores in Fiscal 2017 and the acquisition of The Beaufort Bonnet Company in Fiscal 2017.
(17) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Southern Tide and Lilly Pulitzer Signature Store acquisitions.
(18) Transaction expenses and integration costs for recent acquisitions represents the impact, net of income taxes, on net earnings from continuing operations per diluted share relating to transaction expenses and integration costs incurred principally with the Fiscal 2016 Southern Tide and Fiscal 2017 Lilly Pulitzer Signature Store acquisitions, as applicable, which includes costs associated with distribution center integration, consulting and transition fees and other amounts paid to third parties.
(19) Guidance as issued on March 28, 2018.

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Comparable store sales for Fiscal 2017 and the Fourth Quarter of Fiscal 2017 are calculated on a 53 week to 53 week and 14 week to 14 week basis, respectively.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2017	5%	4%	5%	6%	5%
Fiscal 2016	(13)%	7%	(6)%	(3)%	(3)%
Fiscal 2015	8%	3%	(5)%	2%	3%
Lilly Pulitzer
Fiscal 2017	(7)%	(6)%	(1)%	6%	(3)%
Fiscal 2016	1%	(1)%	12%	2%	2%
Fiscal 2015	20%	41%	27%	13%	27%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2017
Full-price retail store	111	112	111	111	110
Retail-restaurant	17	17	17	18	38
Outlet	40	40	39	38	18
Total	168	169	167	167	166
Fiscal 2016
Full-price retail store	107	109	111	113	111
Retail-restaurant	16	16	16	16	17
Outlet	41	41	41	41	40
Total	164	166	168	170	168

Lilly Pulitzer
Fiscal 2017
Full-price retail store	40	41	50	57	57
Fiscal 2016
Full-price retail store	34	34	37	39	40